Exhibit (a)(1)(iv)

AMENDMENT NO. 3

ASSURE HOLDINGS CORP.

OFFER TO EXCHANGE

SHARES OF COMMON STOCK

FOR

OUTSTANDING 9% CONVERTIBLE NOTES DUE 2023 AND 2024

ISSUED BY ASSURE HOLDINGS CORP.

AUGUST 5, 2024

THE CONVERTIBLE NOTE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., DENVER TIME, ON AUGUST 16, 2024 UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

This Amendment No. 3 (this “Amendment No. 3”) amends the information previously provided in the Offer Letter, dated June 21, 2024, as amended by the Amendment No. 1 to the Offer Letter dated July 3, 2024 and as amended by the Amendment No. 2 to the Offer Letter dated July 12, 2024 (as amended through July 12, 2024 the “Amended Offer Letter”) of Assure Holdings Corp. (the “Company”), whereby the Company is offering to certain holders of 9% convertible debentures of the Company (“Holders”) issued between December 2019 and April 2020 (the “Assure Convertible Debentures”) the opportunity to exchange, for each $1,000 claim, consisting of principal amount, and accrued and unpaid interest through, and including, July 19, 2024, 238.44 shares of the Company’s common stock (the “Common Stock”) equal to the quotient of $1,000 divided by a per share price of $4.194 (the “Convertible Note Exchange Offer’). Except as amended and supplemented hereby, the information in the Amended Offer Letter remains unchanged. To the extent there are any conflicts between the information in this Amendment No. 3 and the information in the Amended Offer Letter, the information in this Amendment No. 3 hereby replaces and supersedes all such information.

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amended Offer Letter.

The amendments set forth below are identical to those set out in Amendment No. 6 to the Tender Offer Statement on Schedule TO (the “Schedule TO-I/A”), which was filed by the Company with the SEC on July 31, 2024. The Schedule TO-I/A amends and supplements the Tender Offer Statement on Schedule TO initially filed by the Company with the SEC on June 21, 2024, as amended on July 3, 2024, July 9, 2024, July 12, 2024, July 22, 2024 and July 30, 2024.

This Amendment No. 3 should be read in conjunction with the Amended Offer Letter and the Letter of Transmittal (as amended). All references to the “Convertible Note Exchange Offer” in the Amended Offer Letter and Letter of Transmittal (as amended) mean the Convertible Note Exchange Offer as amended hereby, all references in such documents to the “Offer Letter” mean the Amended Offer Letter as amended hereby, and all references in such documents to the “Letter of Transmittal” include the Letter of Transmittal, as amended. Except as set forth in the amendments below or as otherwise set forth herein, the terms set forth in the Amended Offer Letter continue to be applicable in all respects. Unless the context requires otherwise, capitalized terms used in this Amendment No. 3 and not defined herein that are defined in the Amended Offer Letter have the respective meanings ascribed thereto in the Amended Offer Letter.

The expiration date of the Convertible Note Exchange Offer has been extended twice. On July 22, 2024, the Company extended the Convertible Note Exchange Offer from 11:59 p.m. (Denver Time) on July 19, 2024 to 11:59 p.m. (Denver time) on July 26, 2024. On July 29, 2024, the Company extended the Convertible Note Exchange Offer from 11:59 p.m. (Denver Time) on July 26, 2024 to 11:59 p.m. (Denver time) on August 16, 2024.

The Convertible Note Exchange Offer expires at 11:59 p.m. (Denver time) on August 16, 2024, unless extended by the Company.

The Amended Offer Letter is amended as follows:

(1)	All references to the “Expiration Date” in the Amended Offer Letter are amended to refer to the expiration date as extended by the Company being 11:59 p.m. (Denver time) on August 16, 2024.

(2)

The fourth paragraph of the cover page under the heading “The Offer” is amended and restated as follows:

“Our Common Stock is quoted for trading under the symbol “IONM” on the OTC Pink Market, a centralized electronic quotation service for over-the counter securities. Our Common Stock was previously traded on the Nasdaq Capital Market under the symbol “IONM” through July 23, 2024. On August 2, 2024, the last reported price of our common stock on OTC Pink was $0.5990 per share.

(3)	The fifth paragraph of the cover page under the heading “The Offer” is amended and restated as follows:

Concurrently with the Convertible Note Exchange Offer, the Company is also conducting the following:

•	Issuing shares of Common Stock to holders of up to $6 million of the Company’s outstanding accounts payable as part of subscriptions for shares of Common Stock, such issuances to occur from time to time as a price per share equal to the Nasdaq Closing Price immediately prior to the signing of the binding agreements for such subscriptions. Through the date hereof, the Company has issued 60,943 shares of Common Stock to holders of an aggregate of approximately $260,000 of the Company’s outstanding accounts payable at an average price of $4.27 per share.

•	Closing the transactions in its memorandum of understanding with Centurion Financial Trust (“Centurion”), dated July 18, 2024, pursuant to which, in exchange for Centurion (a) settling the entirety of the Company’s debenture issued to Centurion on June 9, 2021 (the “Debenture”), including all principal amount of the Debenture being approximately $11 million, and all accrued and unpaid interest and (b) all security interests and guarantees related to the Debenture (the “Centurion Settlement”), the Company will: (i) assign to Centurion (x) from $2.5 million of the Company’s federal and state settlements and IDR Awards under the “No Suprises Act”, which the parties agreed have a stated value of $2.5 million, cash receipts from such assigned IDR Awards equal to an aggregate of $2.5 million and the Company will retain rights to all cash receipts from the assigned IDR Awards in excess of $2.5 million and (y) $3.0 million of the Company’s Employee Retention Tax Credit refund from the Internal Revenue Service from the tax years 2020 through 2021, which the parties agreed will have a stated value of $3.0 million, (ii) the exchange of the remaining amount of obligation under the Debenture into shares of common stock, par value $0.001 (the “Exchange Common Stock”) at a price of $4.11 per share, and (iii) the payment of an accommodation fee of $750,000 to Centurion by the Company to be paid in shares of common stock the same price as the Exchange Common Stock, as set forth in (ii) above (the “Additional Stock”)(the Exchange Common Stock and the Additional Stock are the “Settlement Common Stock”).

•	On July 31, 2024, the Company signed an equity purchase agreement with 0915223 B.C. Ltd., a British Columbia corporation (the “Buyer”), pursuant to which the Buyer agreed to purchase all the equity interests of certain of the Company’s subsidiaries (the “Subsidiaries”) in consideration of the Buyer assuming certain indebtedness of the Subsidiaries totaling approximately $2.6 million (the “Assumed Indebtedness”). In addition, as consideration for the Buyer agreeing to assume the Assumed Indebtedness, the Company as agree to (i) issue the Buyer 450,000 shares of Common Stock, (ii) pay the Buyer $40,000 in cash and (iii) pay the Buyer an additional $40,000 in cash or shares of Common Stock, at the Company’s sole election, within 60 days of the closing of the transaction to acquire the Subsidiaries. The Subsidiaries sold do not hold any material assets of the Company.

(4)	The first sentence of the sixth paragraph of the cover page under the heading “The Offer” is amended and restated as follows:

“The Offer is made upon the terms in this Offer Letter and related Letter of Transmittal. The Offer will be open until August 16, 2024, at 11:59 p.m. Denver Time, unless otherwise extended by the Company (the period during which the Convertible Note Exchange Offer is open, giving effect to any further extension, is referred to herein as the “Offer Period”).”

(5)

The first sentence of the seventh paragraph of the cover page under the heading “The Offer” is amended and restated as follows:

“If you decide to participate in this offer, you must complete and sign the attached Letter of Transmittal and return them to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com, no later than 11:59 p.m., Denver Time, on August 16, 2024.

(6)

On page 2, the Section heading “Summary – Recent Developments” is supplemented by adding the following:

“On July 22, 2024, the Nasdaq notified the Company that the Hearings Panel had determined to delist the Company’s common stock and that trading of the Company’s securities will be suspended at the open of trading on July 24, 2024.”

(7)

On page 2, the Section heading “Summary – Background to the Convertible Note Exchange Offer” is supplemented by adding the following:

“As of July 22, 2024, the Company was unable to complete its proposed registered offering of shares of Common Stock and warrants, as described above, and no alternative transactions could be completed in sufficient time or amounts for the Company to meet the required stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. As a result, on July 22, 2024, the Nasdaq notified the Company that the Hearings Panel had determined to delist the Company’s common stock and that trading of the Company’s securities will be suspended at the open of trading on July 24, 2024.

On July 24, 2024, the Company’s Common Stock opened trading being quoted on the OTC Pink Market.

Despite being delisted from the Nasdaq Capital Market, the Company is still pursuing the Convertible Note Exchange Offer to permit the Company to clean up its balance sheet as it moves forward with its operations in Montana and Arizona and the Board continues to pursue strategic alternative transactions.

The Company believes that settling the Assure Convertible Debentures is important to the Company being able pursue and, if advisable, complete alternative transactions in the best interests of the Company. In relation thereto, despite the delisting event, the Company is continuing to pursue certain aspects of the plan for compliance as noted above, including the settlement of outstanding accounts payable in shares of Common Stock and the Centurion Settlement as described above.”

(8)

On page 3, the sixth bullet under the Section heading “Summary Terms of the Convertible Note Exchange Offer” is amended and restated as follows:

•         The Convertible Note Exchange Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act.  The shares of Common Stock to be issued in the Convertible Note Exchange Offer have not been and will not be registered with the SEC and therefore will be “restricted securities” under Rule 144 thereunder.  The Company believes that the holders of the Assure Convertible Debentures will be permitted to count the period they have held the Assure Convertible Notes when determining the period they have held the shares of Common Stock that they receive in the Convertible Note Exchange Offer pursuant to Rule 144(d)(3)(ii). For non-affiliates, as that term is defined in the Securities Act, assuming Rule 144 is available at the time of sale of the Common Stock, this means that all requirements for sale under Rule 144 would be satisfied and the Common Stock would be freely tradable at such time. Persons who are considered to be our affiliates, as that term is defined in the Securities Act, at the time of sale or for a period of 90 days immediately prior thereto, would remain subject to the restrictions on resale set forth in Rule 144, if available. The Company makes no representation as the future availability of Rule 144 at the time the holders of Assure Convertible Debentures undertake to sell the shares of Common Stock they receive in the Convertible Note Exchange Offer. While the Company believes that it currently is not a “shell company” pursuant to the criteria set forth in Rule 144(i), the Company may in the future be determined to be a “shell company” under Rule 144(i), and, in such case, Rule 144 would not be available to the holders of the Common Stock at time of sale of the Common Stock. In such case, the holders of Common Stock may be required to hold the Common Stock for an indefinite period of time until (i) Rule 144 becomes available (one year following the date the Company ceases to be “shell company” as determined under Rule 144 and files Form 10 information with the SEC regarding such change in status), (ii) the shares of Common Stock held by such holder are registered for resale under the Securities Act, or (iii) another exemption from registration under the Securities Act is available for the sale of the Common Stock. See “The Convertible Note Exchange Offer – General Terms and Eligibility” beginning on page 20.

(9)

On page 5, the bullet under the Section heading “Withdrawal Rights” is amended and restated as follows:

•         Tenders of Assure Convertible Debentures in the Convertible Note Exchange Offer may be withdrawn at any time prior to the Expiration Date, after which such Assure Convertible Debentures may not be withdrawn, To be effective, a completed and signed Withdrawal Form must be delivered to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com no later than 11:59 p.m., Denver Time, on August 16, 2024. Only withdrawals that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted.  Partial revocations are not permitted. See “The Convertible Note Exchange Offer – Withdrawal Rights” beginning on page 24.

(10)

On page 5, the bullet under the Section heading “Expiration Date” is amended and restated as follows:

•         The Convertible Note Exchange Offer will expire at 11:59 p.m., Denver time, on August 16, 2024, unless extended.  In order to receive shares of Common Stock pursuant to the Convertible Note Exchange Offer, Holders must properly tender (and not validly revoke) their Assure Convertible Debentures prior to the Expiration Date. See “The Convertible Note Exchange Offer – Exchange Offer Period; Extension of Offer; Right to Terminate Offer” beginning on page 21.

(11)

On page 5, the first bullet under the Section heading “Procedures for Tendering Assure Convertible Debentures” is amended and restated as follows:

•         If you wish to participate in the Convertible Note Exchange Offer, you should deliver the completed and signed Letter of Transmittal along with your Assure Convertible Debenture to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com for receipt no later than 11:59 p.m., Denver Time on August 16, 2024. Only responses that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted. See “The Convertible Note Exchange Offer – Procedures for Electing to Exchange Assure Convertible Notes” beginning on page 23.

(12)	On page 8, the terms “Expiration Date”, “Offer Period” and “Offering Period” are amended to reflect that the Expiration Date and end date of the Offer Period and Offering Period is 11:59 p.m. (Denver Time) on August 16, 2024.

(13)

On pages 8-9, the answer to Q4 is amended and restated as follows:

“A4. If you choose to participate in this Convertible Note Exchange Offer, you must do the following no later than 11:59 p.m. Denver Time on August 16, 2024 (the expiration date):

1.     Properly complete, sign and date the attached Letter of Transmittal (the “Letter of Transmittal”).

2.     Deliver the completed and signed Letter of Transmittal along with your Assure Convertible Debenture to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com for receipt no later than 11:59 p.m., Denver Time on August 16, 2024. Only responses that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted.

This is a one-time offer. We reserve the right to reject any Letters of Transmittal that we reasonably determine are not in appropriate form, are not made by an Eligible Holder or that we determine are unlawful to accept. Subject to the terms and conditions of this Offer Letter, we will accept all properly completed documents promptly after the expiration of this Convertible Note Exchange Offer. (See Section 4)

Your election to participate becomes irrevocable after 11:59 p.m. Denver Time, August 16, 2024, unless the Convertible Note Exchange Offer is extended past that time, in which case your election will become irrevocable after the new expiration date.

We may extend this Convertible Note Exchange Offer. If we extend this Convertible Note Exchange Offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Denver Time, on the U.S. business day following the previously scheduled Expiration Date.

Only responses that are complete, signed and actually received by the deadline will be accepted. We intend to confirm the receipt of your Letter of Transmittal, and/or any Withdrawal Form by e-mail within two (2) U.S. business days of our receipt thereof. If you have not received an e-mail confirmation, you must confirm that we have received your Letter of Transmittal or Withdrawal Form.”

(14)

On page 9, the answer to Q5 is supplemented as follows:

“As of July 22, 2024, the Company was unable to complete its proposed registered offering of shares of Common Stock and warrants, as described above, and no alternative transactions could be completed in sufficient time or amounts for the Company to meet the required stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. As a result, on July 22, 2024, the Nasdaq notified the Company that the Hearings Panel had determined to delist the Company’s common stock and that trading of the Company’s securities will be suspended at the open of trading on July 24, 2024.

On July 24, 2024, the Company’s Common Stock opened trading being quoted on the OTC Pink Market.

Despite being delisted from the Nasdaq Capital Market, the Company is still pursuing the Convertible Note Exchange Offer to permit the Company to clean up its balance sheet as it moves forward with its operations in Montana and Arizona and the Board continues to pursue strategic alternative transactions.

The Company believes that settling the Assure Convertible Debentures is important to the Company being able pursue and, if advisable, complete alternative transactions in the best interests of the Company. In relation thereto, despite the delisting event, the Company is continuing to pursue certain aspects of the plan for compliance as noted above, including the settlement of outstanding accounts payable in shares of Common Stock and the Centurion Settlement as described above.”

(15)

On page 10, the answer to Q6 is amended and restated as follows:

“A6. If you elect to participate in the Convertible Note Exchange Offer and have your Assure Convertible Debenture(s) tendered for exchange, your Assure Convertible Debenture will be exchanged for the Exchange Consideration on the same day as the Expiration Date. The Expiration Date will be 11:59 pm Denver Time on August 16, 2024, unless the Offer Period is extended. As of that date, you will have exchanged your Assure Convertible Debentures for the Exchange Consideration.”

(16)

On page 10, the answer to Q7 is amended and restated as follows:

“A7. If accepted, we will exchange your Assure Convertible Debentures for the Exchange Consideration within 2 trading days of August 16, 2024.”

(17)

On page 11, the answer to Q17 is amended and restated as follows:

“A17. The Convertible Note Exchange Offer will expire at 11:59 p.m., Denver time, on August 16, 2024, or at such other time if this date is extended by us.  Assure Convertible Debentures tendered may be validly withdrawn at any time before 11:59 p.m., Denver time, on the Expiration Date, but not thereafter.”

(18)

On page 11, the answer to Q21 is amended and restated as follows:

“A21. To withdraw your election, you must do the following before the Expiration Date:

1.      Properly complete, sign and date the attached Withdrawal Form.

2.      Deliver the completed and signed Withdrawal Form to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com no later than 11:59 p.m., Denver Time, on August 16, 2024. Only withdrawals that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted.”

(19)

On page 12, the answer to Q26 is amended and restated as follows:

“A.26. This Convertible Note Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act, contained in Section 3(a)(9) of the Securities Act. The shares of Common Stock to be issued in the Convertible Note Exchange Offer have not been and will not be registered with the SEC and therefore will be “restricted securities” under Rule 144 thereunder.  The Company believes that the holders of the Assure Convertible Debentures will be permitted to count the period they have held the Assure Convertible Notes when determining the period they have held the shares of Common Stock that they receive in the Convertible Note Exchange Offer pursuant to Rule 144(d)(3)(ii). For non-affiliates, as that term is defined in the Securities Act, assuming Rule 144 is available at the time of sale of the Common Stock, this means that all requirements for sale under Rule 144 would be satisfied and the Common Stock would be freely tradable at such time. Persons who are considered to be our affiliates, as that term is defined in the Securities Act, at the time of sale or for a period of 90 days immediately prior thereto, would remain subject to the restrictions on resale set forth in Rule 144, if available. The Company makes no representation as the future availability of Rule 144 at the time the holders of Assure Convertible Debentures undertake to sell the shares of Common Stock they receive in the Convertible Note Exchange Offer. While the Company believes that it currently is not a “shell company” pursuant to the criteria set forth in Rule 144(i), the Company may in the future be determined to be a “shell company” under Rule 144(i), and, in such case, Rule 144 would not be available to the holders of the Common Stock at time of sale of the Common Stock. In such case, the holders of Common Stock may be required to hold the Common Stock for an indefinite period of time until (i) Rule 144 becomes available (one year following the date the Company ceases to be “shell company” as determined under Rule 144 and files Form 10 information with the SEC regarding such change in status), (ii) the shares of Common Stock held by such holder are registered for resale under the Securities Act, or (iii) another exemption from registration under the Securities Act is available for the sale of the Common Stock.”

(20)

On page 12, the answer to Q27 is amended and restated as follows:

“A.27. Our Common Stock is quoted for trading on the OTC Pink Market under the symbol “IONM.” The last reported price of our Common Stock on OTC Market was $0.5990 on August 2, 2024.

(21)

On page 15, the risk factor We have not been in compliance with the requirements of the NASDAQ for continued listing and if NASDAQ does not concur that we have adequately remedied our non-compliance, our common stock may be delisted from trading on NASDAQ, which could have a material adverse effect on us and our stockholders is replaced in its entirety with the following risk factor”

“Our Common Stock was delisted from the NASDAQ on July 23, 2024 and is now quoted for trading on the OTC Pink Markets which may negatively impact its price and liquidity and make trading in the Common Stock difficult.

On July 22, 2024, the Nasdaq notified the Company that the Hearings Panel had determined to delist the Company’s common stock and that trading of the Company’s securities will be suspended at the open of trading on July 24, 2024. As a result, our Common Stock is now quoted for trading on the OTC Pink Markets. Being delisted from the Nasdaq and quoted for trading on the OTC Pink Sheets could have multiple adverse consequences for the Company, including:

•       a limited availability of market quotations for our securities;

•       reduced liquidity for our securities;

•       a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•      a limited amount of news and analyst coverage; and

•      decreased ability to issue additional securities or obtain additional financing in the future.”

(22)

On page 22, the first sentence under the Section heading “The Convertible Note Exchange Offer – Exchange Offer Period; Extension of Offer” is amended and restated as follows:

“The Convertible Note Exchange Offer will be open until August 16, 2024, at 11:59 p.m., Denver Time, unless earlier withdrawn or extended by the Company.”

(23)

On page 23, the second paragraph under the Section heading “The Convertible Note Exchange Offer - Proper Tender of Assure Convertible Debentures” is amended and restated as follows:

“The method of delivery of all required documents is at the option and risk of the tendering Holders. If delivery is by mail, we recommend registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery. Assure Convertible Debentures will be deemed properly tendered during the Offer Period only if the Assure Convertible Debentures being exchanged are delivered to the Company by 11:59 p.m., Denver Time, on August 16, 2024, at Assure Holdings Corp., Attn: 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111 and are accompanied by properly completed and duly executed Letter of Transmittal.”

(24)

On page 24, the first two paragraphs under the Section heading “The Convertible Note Exchange Offer – Withdrawal Rights” are amended and restated as follows:

“Tenders of Assure Convertible Debentures made pursuant to the Convertible Note Exchange Offer may be withdrawn at any time prior to the Expiration Date of the Offer Period. If the Offer Period is extended, you may withdraw your tendered Assure Convertible Debentures at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Assure Convertible Debentures that are not accepted by us for payment of the Exchange Consideration by August 16, 2024 may be withdrawn.

To be effective, a completed and signed Withdrawal Form must be delivered to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com no later than 11:59 p.m., Denver Time, on August 16, 2024. Only withdrawals that are complete, signed and actually received by Mr. Farlinger by the deadline will be accepted.”

(25)

On page 25, the first paragraph under the Section heading “The Convertible Note Exchange Offer – Acceptance for Issuance of the Exchange Consideration” is amended and restated as follows:

“Upon the terms and subject to the conditions of the Convertible Note Exchange Offer, we will accept for exchange Assure Convertible Debentures validly tendered until 11:59 p.m., Denver Time, on July 19, 2024, unless earlier withdrawn or further extended by the Company. The certificates or DRS advice slips representing the shares of Common Stock to be issued as the Exchange Consideration upon the exchange of Assure Convertible Debentures during the Offer Period, will be delivered promptly (within 10 days) following the expiration of the Offer Period.

In all cases, Assure Convertible Debentures will only be accepted for exchange pursuant to the Convertible Note Exchange Offer after timely receipt by the Company of (i) Assure Convertible Debentures and (ii) a properly completed and duly executed Letter of Transmittal or manually signed photocopy/facsimile thereof.

For purposes of the Convertible Note Exchange Offer, we will be deemed to have accepted for exchange Assure Convertible Debentures that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Assure Convertible Debenture holder of our non-acceptance.”

(26)

On page 25, the first two sentences under the Section heading “The Convertible Note Exchange Offer – Price Range of Shares Underlying the Assure Convertible Debentures” is amended and restated as follows:

“The primary trading market for our shares of common stock is the OTC Pink Market. Our common stock trades under the symbol “IONM”. The last reported price of our Common Stock on OTC Market was $0.5990 on August 2, 2024.”

(27)

On page 25, the disclosure under the Section heading “The Convertible Note Exchange Offer – Resales of Common Stock” is amended and restated as follows:

“This Convertible Note Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act, contained in Section 3(a)(9) of the Securities Act. The shares of Common Stock to be issued in the Convertible Note Exchange Offer have not been and will not be registered with the SEC and therefore will be “restricted securities” under Rule 144 thereunder.  The Company believes that the holders of the Assure Convertible Debentures will be permitted to count the period they have held the Assure Convertible Notes when determining the period they have held the shares of Common Stock that they receive in the Convertible Note Exchange Offer pursuant to Rule 144(d)(3)(ii). For non-affiliates, as that term is defined in the Securities Act, assuming Rule 144 is available at the time of sale of the Common Stock, this means that all requirements for sale under Rule 144 would be satisfied and the Common Stock would be freely tradable at such time. Persons who are considered to be our affiliates, as that term is defined in the Securities Act, at the time of sale or for a period of 90 days immediately prior thereto, would remain subject to the restrictions on resale set forth in Rule 144, if available. The Company makes no representation as the future availability of Rule 144 at the time the holders of Assure Convertible Debentures undertake to sell the shares of Common Stock they receive in the Convertible Note Exchange Offer. While the Company believes that it currently is not a “shell company” pursuant to the criteria set forth in Rule 144(i), the Company may in the future be determined to be a “shell company” under Rule 144(i), and, in such case, Rule 144 would not be available to the holders of the Common Stock at time of sale of the Common Stock. In such case, the holders of Common Stock may be required to hold the Common Stock for an indefinite period of time until (i) Rule 144 becomes available (one year following the date the Company ceases to be “shell company” as determined under Rule 144 and files Form 10 information with the SEC regarding such change in status), (ii) the shares of Common Stock held by such holder are registered for resale under the Securities Act, or (iii) another exemption from registration under the Securities Act is available for the sale of the Common Stock.”

(28)

On page 26, the disclosure under the Section heading “Description of Other Indebtedness” is supplemented as follows:

“On July 18, 2024, the Company entered into a binding memorandum of understanding (the “MOU”) with Centurion pursuant to which the Company and Centurion agreed to the settlement of the Company’s obligations under that certain debenture issued on June 9, 2021 (the “Debenture”) to Centurion in relation to the Credit Facility.

Under the MOU, the Company and Centurion agreed to settle the Company’s obligations under the Debenture in accordance with (i) the assignment of certain assets of the Company to Centurion, as set forth below (the “Assigned Assets”), (ii) the exchange of the remaining amount of obligation under the Debenture into shares of common stock, par value $0.001 (the “Exchange Common Stock”) at a price of $4.11 per share, and (iii) the payment of an accommodation fee of $750,000 to Centurion by the Company to be paid in shares of common stock the same price as the Exchange Common Stock, as set forth in (ii) above (the “Additional Stock”)(the Exchange Common Stock and the Additional Stock are the “Settlement Common Stock”).

The Company also agreed to pay to Centurion a cash payment as follows: If between the date of the MOU and July 22, 2024, the Company closed a public or private offering of the Company’s equity securities for cash, with aggregate gross proceeds to the Company of at least $8.0 million, then within 5 business days of the closing of such offering, the Company would pay to Centurion fifty percent of the net proceeds in excess of $8 million in cash and reduce the Settlement Common Stock by the equal dollar amount (the “Cash Payment”). The Company did not close an offering through July 22, 2023 and no Cash Payment was due or paid.

The Assigned Assets under the MOU are as follows:

(a)       $2.5 million of the Company’s federal and state settlements and IDR Awards under the “No Suprises Act” (the “IDR Accounts Receivable”), which the parties agreed have a stated value of $2.5 million. Centurion shall be entitled to cash receipts from the assigned IDR Accounts Receivable equal to an aggregate of $2.5 million and the Company will retain rights to all cash receipts from the assigned IDR Accounts Receivable in excess of $2.5 million.

(b)       $3.0 million of the Company’s Employee Retention Tax Credit refund from the Internal Revenue Service from the tax years 2020 through 2021, which the parties agreed will have a stated value of $3.0 million.

At the closing under the MOU, the Company will issue the Additional Stock (as disclosed above) and, following the reduction of the obligations for any Cash Payment and the value of the Assigned Assets, the portion of the obligations under the Debenture that remain outstanding (the “Conversion Amount”), will be exchanged into the number of Exchange Shares equal to the quotient of (A) the Conversion Amount divided by $4.11 (the “Exchange”). The number of shares of Settlement Common Stock is subject to being held in abeyance if the percentage ownership of the Company held by Centurion would exceed 9.99% of the issued and outstanding shares then outstanding. In lieu of such shares of Settlement Common Stock, Centurion will receive a right to abeyance shares, which right will remain subject to the same ownership restriction, and the shares issuable thereunder will be issued from time to time to Centurion to the extent that such shares will not result in Centurion, at any time, owning over 9.99% of the Company’s issued and outstanding shares of common stock.”